Exhibit 99.1
For Immediate Release: September 8, 2009
Contact: Scott Tiernan, 831-402-5359
UCP, LLC Charts Steady Course for Future
of East Garrison Master-Planned Community
UCP East Garrison, LLC, a wholly owned subsidiary of UCP, LLC, a fully integrated San Jose based real estate development company, today announced its acquisition of the East Garrison master-planned community on the former Fort Ord property in Monterey County.
“This day marks a new beginning for East Garrison,” said Dustin Bogue, President of UCP. “We believe there is a promising future for this comprehensively planned and vitally needed community. Although current market conditions have impacted new housing in general, East Garrison in particular represents the kind of new community that will help meet Monterey County’s pent up demand for new housing as the region returns to more stabilized conditions.”
East Garrison is located on a bluff overlooking the Salinas Valley at the far north-east corner of the historic former Fort Ord Army base. The 244-acre site consists of 1,400 entitled residential units surrounded by thousands of acres of open space.
When completed, East Garrison will be transformed into a vibrant example of a mixed-income, mixed use urban community that reflects the best qualities of traditional American towns — affordable housing, walk-able streets, readily accessible amenities, community character and attractive neighborhoods.
6489 Camden Avenue, Suite 204, San Jose, CA 95124, 408-448-0967

Based on the principles of Smart Growth, Sustainable Development and Traditional Neighborhood design, the project will include a public library, fire station, numerous parks, as well as additional cultural, artistic, recreational amenities and commercial town center.
“East Garrison is the result of significant public input and steady guidance from the very outset of planning for the project,” Bogue said. “The County of Monterey and the County’s Redevelopment Agency have been instrumental in helping to shape this important asset. We are looking forward to working together to insure that East Garrison succeeds at the highest level.”
“Today’s transfer of title is the culmination of the impacts of a nationwide housing market that has declined significantly over the past several years,” continued Bogue. “However, we see beyond today’s stark market forces to a promising future for East Garrison. In conjunction with Monterey County and our development consultants, we will make sure the project is primed and ready when the market has indicated it is financially and economically responsible to do so.”
About UCP, LLC
UCP, LLC was formed by its parent company, PICO Holdings, Inc. (NASDAQ:PICO), in 2008 with the objective of acquiring attractive and well-located finished lots, partially developed lots and un-entitled land in select California markets. The company’s depth of experience in the Central Valley, Monterey County and the San Francisco Bay Area provides UCP with the ability to quickly ascertain the viability of a project. UCP is actively engaged in the acquisition of properties that have a strategic or tactical position within California markets that exhibit strong fundamentals such as job growth, educational infrastructure and rational supply/demand characteristics. For more information, visit www.unioncommunityllc.com

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